Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Equity Incentive Plan and 2019 Employee Stock Purchase Plan of Palomar Holdings, Inc. and Subsidiaries of our report dated February 28, 2020, with respect to the consolidated financial statements and schedules of Palomar Holdings, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
March 6, 2020